UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2021

ALIMERA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 Windward Parkway Suite 290 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ALIM	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 1, 2021, Alimera Sciences, Inc. (the “Company”) issued a press release announcing that, based upon the recommendation of the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Board”), on November 30, 2021 the Board appointed Erin Parsons to the Board as a Class III director, to serve until the Company’s annual meeting of stockholders in 2022. Ms. Parsons filled a vacancy on the Board created by the Board to permit her appointment. Ms. Parsons also was appointed to serve on the compensation committee of the Board (the “Compensation Committee”).

For more than 20 years, Ms. Parsons has focused on the ophthalmic industry, particularly in retina-related matters, overseeing scientific and medical communications, advocacy development and educational programs. Through her company, Parsons Medical Communications, she focuses solely on eyecare and provides several services in support of medical and scientific communications, including advocacy development, scientific platform/message creation and refinement, data dissemination/publication planning, market research and landscape assessments, and various other support services.

In connection with her election to the Board and pursuant to the Company’s non-employee director compensation program (as recently amended, the “Director Compensation Program”), the Compensation Committee granted to Ms. Parsons options to purchase 3,255 shares of the Company’s common stock at an exercise price of $5.23, the closing price per share of the common stock on November 30, 2021, the date on which she joined the Board. The options will vest and become exercisable in equal monthly installments of 465 shares on the 15th day of each month from December 15, 2021 through June 15, 2022, provided Ms. Parsons provides continuous service to the Company through the applicable vesting date. In the event of a change of control of the Company or if Ms. Parsons’s service terminates due to her death or disability, the options will accelerate and immediately become exercisable. Also pursuant to the Director Compensation Program, Ms. Parsons will receive a $40,000 annual retainer for her service on the Board and a $7,000 annual retainer for her service on the Compensation Committee, in each case prorated to the 2022 annual meeting of stockholders. In addition, under the Director Compensation Program she will be eligible to receive, upon the conclusion of each annual meeting of stockholders beginning in 2022, options to purchase an additional 6,000 shares of the Company’s common stock, provided she is then continuing to serve on the Board.

Ms. Parsons and the Company will also enter into an indemnification agreement requiring the Company to indemnify her to the fullest extent permitted under Delaware law with respect to her service as a director. The indemnification agreement will be in the form the Company has entered into with its other directors and executive officers. This form is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed with the SEC on October 30, 2009.

There are no arrangements or understandings between Ms. Parsons and any other person pursuant to which she was appointed as a director. There are no transactions in which Ms. Parsons has or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Item 7.01. Regulation FD Disclosure

On December 1, 2021, the Company issued a press release announcing the appointment of Ms. Parsons to the Board. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Press Release of Alimera Sciences, Inc. dated December 1, 2021
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: December 1, 2021	By:	/s/ J. Philip Jones
	Name:	J. Philip Jones
	Title:	Chief Financial Officer

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